Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Second Quarter of 2008
Highlights:
Second quarter revenues increased 46% to $6.0 million compared to the second quarter of 2007
703 TranS1 procedures performed in the quarter
Gross margin was 80.9% for the quarter
GAAP loss per share was $0.26 for the quarter
Non-GAAP loss per share was $0.20 for the quarter
Received FDA 510(k) Clearance for the AxiaLIF 2L, Two Level Percutaneous Lumbar Fusion System
First Patients Treated with Percutaneous Nucleus Replacement, PNR®, in Europe
WILMINGTON, NC — (PRIME NEWSWIRE)—July 31, 2008—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced its financial results for the second quarter ended June 30, 2008.
Revenues were $6.0 million in the second quarter of 2008, representing a 46% increase over revenues of $4.1 million in the second quarter of 2007. Gross margin was 80.9% in the second quarter, an increase from 78.7% in the second quarter of 2007.
Operating expenses were $10.8 million in the second quarter of 2008 compared to $5.8 million in the second quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force, increased commissions as a result of increased sales and increased surgeon training costs. Additionally, general and administrative costs increased primarily due to the addition of personnel and increased legal and professional fees.
Net loss was $5.3 million and $2.4 million for the quarters ended June 30, 2008 and 2007, respectively. GAAP net loss per common share was $0.26 in the second quarter of 2008 compared to a net loss per share of $0.98 in the second quarter of 2007.
For the quarter ended June 30, 2008, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.20 per common share based upon 20,212,000 weighted average common shares outstanding. For the quarter ended June 30, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense, the issuance of 6.3 million shares of common stock from the company’s initial public offering in October 2007 and the conversion of preferred stock into common stock in connection with the public offering, net loss was $0.09 per common share based upon 19,601,000 weighted average common shares outstanding.
Cash, cash-equivalents and investments were $87.8 million as of June 30, 2008.
Richard Randall, President and Chief Executive Officer of TranS1 said, “Although we fell short of our sales objectives for the quarter, I remain confident that the continued maturation of our sales force, combined with the addition of our 2-Level product, which addresses a much larger market at a higher average selling price, positions us for strong growth in 2008 and beyond.”
Conference Call
TranS1 will host a conference call today at 4:30 pm EDT to discuss its second quarter financial results. To listen to the conference call on your telephone, please dial 877-440-5784 for domestic callers and 719-325-4943 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe.

TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 410-321-9651
mark.klausner@westwickepartners.com
Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$5,951	$4,072	$11,929	$7,187
Cost of revenue	1,137	869	2,175	1,459

Gross profit	4,814	3,203	9,754	5,728

Operating expenses:
Research and development	1,562	1,390	2,777	2,278
Sales and marketing	7,200	3,765	12,898	6,837
General and administrative	2,039	639	3,445	1,083

Total operating expenses	10,801	5,794	19,120	10,198

Operating loss	(5,987)	(2,591)	(9,366)	(4,470)
Interest income	688	161	1,628	343

Net loss	$(5,299)	$(2,430)	$(7,738)	$(4,127)

Net loss per common share - basic and diluted	$(0.26)	$(0.98)	$(0.39)	$(1.67)

Weighted average common shares outstanding - basic and diluted	20,212	2,483	20,071	2,468

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$13	$14	$27	$26
Research and development	204	169	295	200
Sales and marketing	600	424	874	715
General and administrative	515	69	658	118

	$1,332	$676	$1,854	$1,059

Reconciliation of Second Quarter Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007
GAAP net loss	$(5,299)	$(2,430)
Stock based compensation	1,332	676

Non-GAAP net loss	$(3,967)	$(1,754)

Shares used in computing GAAP loss per share	20,212	2,483
Assumed issuance of common shares from initial public offering	—	6,325
Assumed conversion of preferred stock to common stock	—	10,793

Shares used in computing non-GAAP loss per share	20,212	19,601

Non-GAAP loss per share	$(0.20)	$(0.09)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007
GAAP net loss	$(7,738)	$(4,127)
Stock based compensation	1,854	1,059

Non-GAAP net loss	$(5,884)	$(3,068)

Shares used in computing GAAP loss per share	20,071	2,468
Assumed issuance of common shares from initial public offering	—	6,325
Assumed conversion of preferred stock to common stock	—	10,793

Shares used in computing non-GAAP loss per share	20,071	19,586

Non-GAAP loss per share	$(0.29)	$(0.16)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$52,049	$64,676
Short-term investments	21,466	29,245
Accounts receivable, net	3,774	3,225
Inventory	3,964	4,025
Prepaid expenses and other assets	362	597

Total current assets	81,615	101,768
Property and equipment, net	1,337	1,088
Long-term investments	14,276	—

Total assets	$97,228	$102,856

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,017	$1,631
Accrued expenses	1,535	1,786

Total current liabilities	3,552	3,417

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	132,300	130,325
Accumulated deficit	(38,626)	(30,888)

Total stockholders’ equity	93,676	99,439

Total liabilities and stockholders’ equity	$97,228	$102,856

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(7,738)	$(4,127)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	369	268
Stock-based compensation	1,854	1,059
Allowance for excess and obsolete inventory	34	85
Provision for bad debts	66	22
Changes in operating assets and liabilities:
Increase in accounts receivable	(615)	(1,735)
Decrease (increase) in inventory	27	(975)
Decrease (increase) in prepaid expenses	235	(254)
Increase in accounts payable	386	180
(Decrease) increase in accrued expenses	(251)	1,029

Net cash used in operating activities	(5,633)	(4,448)

Cash flows from investing activities:
Purchase of property and equipment	(618)	(390)
Purchases of short-term investments	(27,012)	(10,716)
Sales of short-term investments	34,791	16,009
Purchases of long-term investments	(14,276)	—

Net cash provided by (used in) investing activities	(7,115)	4,903

Cash flows from financing activities:
Proceeds from issuance of common stock	121	48

Net cash provided by financing activities	121	48

Net increase (decrease) in cash and cash equivalents	(12,627)	503
Cash and cash equivalents, beginning of period	64,676	5,034

Cash and cash equivalents, end of period	$52,049	$5,537